Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements on Form S-3 (333-216009) and on Form S-8 (File Nos. 333-188985, 333-201252, and 333-214150) of Xcel Brands, Inc. of our report dated April 1, 2019 on our audits of the consolidated financial statements of Xcel Brands, Inc. and Subsidiaries as of December 31, 2018 and 2017 and for the years then ended, included in this Annual Report on Form 10-K of Xcel Brands, Inc. for the year ended December 31, 2018.

/s/ CohnReznick LLP

New York, New York
April 1, 2019